Exhibit 4.1

NOTATION OF GUARANTEE

March 13, 2014

For good and valuable consideration, AT&T Inc., as Guarantor (“Parent Guarantor”) (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally and irrevocably guaranteed, to the extent set forth in the Supplemental Indenture, dated as of the date hereof, by and among Cricket Communications, Inc. (the “Company”), Parent Guarantor, the other Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Supplemental Indenture”), to the Indenture, dated as of November 19, 2010, among the Company, the other Guarantors (as defined in the Indenture) and the Trustee (together with the Supplemental Indenture, the “Indenture”), and subject to the provisions in the Supplemental Indenture, (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, and the due and punctual payment of interest on overdue principal premium, if any, and interest on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and the Notes and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of Parent Guarantor to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

IN WITNESS HEREOF, Parent Guarantor has caused this Notation of Guarantee to be signed manually or by facsimile by its duly authorized officer.

AT&T INC.

By:	/s/ Jonathan P. Klug
Name:	Jonathan P. Klug
Title:	Senior Vice President and Treasurer